    As filed with the Securities and Exchange Commission on March 31, 1998.

                                                         Registration No. 333-
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 -------------

                                   FORM S-8

                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933

                                 -------------

                        PAPA JOHN'S INTERNATIONAL, INC.
                   (Exact name of registrant as specified in
                                 its charter)

            Delaware                                    61-1203323

  (State or Other Jurisdiction              (I.R.S. Employer Identification No.)
of Incorporation or Organization)

                      11492 Bluegrass Parkway, Suite 175
                          Louisville, Kentucky  40299
              (Address of Principal Executive Offices) (Zip Code)

                                 -------------

                        Papa John's International, Inc.
                                  401(k) Plan
                           (Full title of the Plan)

                                 -------------

                 Charles W. Schnatter                                             Copies to:
Senior Vice President, Secretary and General Counsel                             June N. King
           Papa John's International, Inc.                              Greenebaum Doll & McDonald PLLC
          11492 Bluegrass Parkway, Suite 175                                3300 National City Tower
              Louisville, Kentucky 40299                                   Louisville, Kentucky 40202
                    (502) 266-5200                                               (502) 589-4200

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

                                 -------------

                        CALCULATION OF REGISTRATION FEE

==============================================================================================================================
        Title of                  Amount                Proposed                Proposed maximum               Amount of
       securities                 to be          maximum offering price             aggregate                registration
  to be registered (1)          registered            per share(2)              offering price(1)                 fee
------------------------------------------------------------------------------------------------------------------------------
     Common Stock,
     par value $.01           100,000 shares             $38.25                    $3,825,000                   $1,165.00
==============================================================================================================================

     (1) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan described herein.

     (2) Estimated solely for the purpose of calculating the registration fee. This estimate has been calculated in accordance with Rule 457 under the Securities Act of 1933 and is based on the average of the high and low prices per share as reported on the National Association of Securities Dealers - National Market System on March 26, 1998.
================================================================================

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

     The following documents filed by Papa John's International, Inc. ("Registrant") with the Securities and Exchange Commission (Commission File No. 0-21660) are incorporated by reference into this Registration Statement relating to the shares of Registrant's Common Stock that may be offered or sold pursuant to the Papa John's International, Inc. 401(k) Plan (the "Plan") and interests in the Plan:

     (a) The Registrant's Annual Report on Form 10-K for the year ended December 27, 1997, as filed March 19, 1998;

     (b) The description of the Company's Common Stock as contained in the Registration Statement on Form 8-A, filed by the Company to register the Common Stock under the Securities Exchange Act of 1934, as amended ("Exchange Act"), and all amendments or reports filed for the purpose of updating such description prior to the termination of the offering of Common Stock hereby.

     All documents subsequently filed by Registrant or the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

Item 4.  Description of Securities.

     Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

     Not Applicable.

Item 6.  Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law ("GCL") permits a Delaware corporation to indemnify any person who was or is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, such person had no reasonable cause to believe his conduct was unlawful. A Delaware corporation may indemnify such persons in actions brought by or in the right of the corporation to procure a judgment in its favor under the same conditions except that no indemnification is permitted in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless and to the extent the Court of Chancery of the State of Delaware or the court in which such action or suit was brought determines upon application that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the Court of Chancery or other such court deems proper. To the extent such person has been successful on the merits or otherwise in defense of any action referred to above, or in defense of any claim, issue or matter therein, the corporation must indemnify him against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith. Corporations, under certain circumstances, may pay expenses incurred by an officer or director in advance of the final disposition of an action for which indemnification may be permitted or required. The indemnification and advancement of expenses provided for or granted pursuant to Section 145 are not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Section 145 further provides that a corporation may maintain insurance against liabilities for which indemnification is not expressly provided by statute.

     Article Twelfth of the Company's Amended and Restated Certificate of Incorporation (the "Restated Certificate") provides:

     "A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of Delaware is hereafter amended to permit further elimination or limitation of the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of Delaware as so amended. Any repeal or modification of this Article TWELFTH shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification."

     Article Sixteenth of the Company's Restated Certificate provides:

     "Each person who was or is made a party or is threatened to be made a party to or is involved (including, without limitation, as a witness) in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director, officer or agent or in any other capacity while serving as such a director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), or by other applicable law as then in effect, against all expense, liability and loss (including attorneys' fees, judgments, fines, excise taxes under the Employee Retirement Income Security Act of 1974, as amended from time to time ("ERISA"), penalties and amounts to be paid in settlement) actually and reasonably incurred or suffered by such indemnitee in connection therewith.

A. Procedure. Any indemnification under this Article SIXTEENTH (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the General Corporation law of Delaware, as the same exists or hereafter may be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment). Such determination shall be made (i) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding (the "Disinterested Directors"), or (ii) if such a quorum of Disinterested Directors is not obtainable, or, even if obtainable a quorum of Disinterested Directors so directs, by independent legal counsel in a written opinion or (iii) by the stockholders. The majority of Disinterested Directors may, as they deem appropriate, elect to have the Corporation indemnify any other employee, agent or other person acting for or on behalf of the Corporation.

B. Advances for Expenses. Costs, charges and expenses (including attorneys' fees) incurred by a director or officer of the Corporation, or such other person acting on behalf of the Corporation as determined in accordance with Paragraph A, in defending a civil or criminal action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer or other person to repay all amounts so advanced in the event that it shall ultimately be determined that such director, officer or other person is not entitled to be indemnified by the Corporation as authorized in this Article SIXTEENTH. The majority of the Disinterested Directors may, in the manner set forth above, and upon approval of such director, officer, employee, agent or other person acting on behalf of the Corporation, authorize the Corporation's counsel to represent such person, in any action, suit or proceeding, whether or not the Corporation is a party to such action, suit or proceeding.

C. Procedure for Indemnification. Any indemnification or advance of costs, charges and expenses under this Article SIXTEENTH, shall be made promptly, and in any event within 60 days upon the written request of the person seeking indemnification or advancement of expenses (hereinafter a "claimant"). The right to indemnification or advances as granted by this Article SIXTEENTH shall be enforceable by the claimant in any court of competent jurisdiction, if the Corporation denies such request, in whole or in part, or if no disposition thereof is made within 60 days. The claimant's costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for the advance of costs, charges and expenses under this Article SIXTEENTH where the required undertaking, if any, has been received by the Corporation) that the claimant has not met the standard of conduct set forth in the General Corporation Law of Delaware, as the same exists or hereafter may be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, its independent legal counsel and its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law of Delaware, as the same exists or hereafter may be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), nor the fact that there has been an actual determination by the Corporation (including its Board of Directors, its independent legal counsel and its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

     D. Other Rights; Continuation of Right to Indemnification. The indemnification and advancement of expenses provided by this Article SIXTEENTH shall not be deemed exclusive of any other rights to which a claimant may be entitled under any law (common or statutory), by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding office or while employed by or acting as agent for the Corporation, and shall continue as to a person who has ceased to be a director, officer, employee or agent of the Corporation, and shall inure to the benefit of the estate, heirs, executors and administrators of such person. All rights to indemnification under this Article SIXTEENTH shall be deemed to be a contract between the Corporation and each director and officer of the Corporation who serves or served in such capacity at any time while this Article SIXTEENTH is in effect. Any repeal or modification of this Article SIXTEENTH or any repeal or modification of relevant provisions of the General Corporation Law of Delaware or any other applicable laws shall not in any way diminish any rights to indemnification of such director or officer or the obligations of the Corporation arising hereunder with respect to any action, suit or proceeding arising out of, or relating to, any actions, transactions or facts occurring prior to the final adoption of such modification or repeal. For the purposes of this Article SIXTEENTH, references to "the Corporation" include all constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving corporation, so that any person who is or was a director or officer of such a constituent corporation or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise shall stand in the same position under the provisions of this Article SIXTEENTH, with respect to the resulting or surviving corporation, as he would if he or she had served the resulting or surviving corporation in the same capacity.

     E. Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was or has agreed to become a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her on his or her behalf in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of this Article SIXTEENTH; provided, however, that such insurance is available on acceptable terms, which determination shall be made by a vote of a majority of the Board of Directors

     F. Savings Clause. If this Article SIXTEENTH or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each person entitled to indemnification under the first paragraph of this Article SIXTEENTH as to all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes, penalties and amounts to be paid in settlement) actually and reasonably incurred or suffered by such person and for which indemnification is available to such person pursuant to this Article SIXTEENTH to the full extent permitted by any applicable portion of this Article SIXTEENTH that shall not have been invalidated and to the full extent permitted by applicable law."

     The Company maintains liability insurance coverage for its officers and directors which entitles the Company to be reimbursed for certain indemnity payments it is required or permitted to make to its directors and officers with respect to actions arising out of the performance of such officer's or director's duty in his or her capacity as such.

Item 7.  Exemption from Registration Claimed.

  Not Applicable.

Item 8.  Exhibits.

  The following exhibits are filed as part of this Registration Statement:

     4.1   The Registrant's Amended and Restated Certificate of Incorporation.
Exhibit 3.1 to the Registrant's Registration Statement on Form S-1 (Registration No. 33-61366) is incorporated herein by reference.

     4.2 The Registrant's Certificate of Amendment of its Amended and Restated Certificate of Incorporation. Exhibit 3 to the Registrant's Quarterly Report on Form 10-Q for the quarterly period ended June 29, 1997 (Commission File No. 0-21660) is incorporated herein by reference.

     4.3 The Registrant's Restated By-Laws. Exhibit 3.2 to the Registrant's Registration Statement on Form S-1 (Registration No. 33-61366) is incorporated herein by reference.

     5.1* Opinion of Greenebaum Doll & McDonald PLLC as to the legality of the securities being registered.

    23.1*  Consent of Greenebaum Doll & McDonald PLLC.

    23.2   Consent of Ernst & Young LLP.

    24     Powers of Attorney (included on signature page of the Registration
Statement).

  *An opinion of counsel regarding the legality of the securities being registered hereunder is not required as the securities are not original issue.

  The Registrant hereby undertakes that the Registrant will submit or has submitted the Plan and any amendment thereto to the Internal Revenue Service ("IRS") in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan.



Item 9.  Undertakings.

  (a) The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this Item 9 do not apply if the Registration Statement is on Form S-3 or Form S-8 and the information required to be included in the post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                    SIGNATURES
                                    ----------

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Louisville, Commonwealth of Kentucky, on March 31, 1998.

                        PAPA JOHN'S INTERNATIONAL, INC.


                        By: /s/ Charles W. Schnatter
                            --------------------------------------------
                            Charles W. Schnatter
                            Senior Vice President, Secretary and General Counsel

     Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on March 31, 1998.

                      PAPA JOHN'S INTERNATIONAL, INC. 401(k) PLAN

                      By:  Papa John's International, Inc. Retirement Committee

                      By: /s/ Carole Trask
                            ----------------------------------------------
                            Carole Trask, Chairperson



     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                                    POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Charles W. Schnatter and E. Drucilla Milby and each of them such individual's true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such individual and in his or her name, place and stead, in any and all capacities, to sign all amendments (including post-effective amendments) to this Registration Statement and any registration statement related to the offering contemplated by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission and any State or other regulatory authority, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Signature                Title                               Date
     ---------                -----                               ----

/s/ John H. Schnatter    Chairman, Chief Executive Officer and    March 31, 1998
---------------------    Director (Principal Executive Officer)
John H. Schnatter



/s/ Charles W. Schnatter                           Senior Vice President, Secretary and           March 31, 1998
------------------------------------                 General Counsel
Charles W. Schnatter


 /s/ Blaine E. Hurst                               President and Director                         March 31, 1998
---------------------------------------
Blaine E. Hurst


 /s/ E. Drucilla Milby                             Chief Financial Officer and                    March 31, 1998
--------------------------------------               Treasurer (Principal Financial Officer)
E. Drucilla Milby


 /s/ J. David Flanery                              Vice President and Corporate Controller        March 31, 1998
---------------------------------------              (Principal Accounting Officer)
J. David Flanery


 /s/ O. Wayne Gaunce                               Director                                       March 31, 1998
--------------------------------------
O. Wayne Gaunce


 /s/ Jack A. Laughery                              Director                                       March 31, 1998
---------------------------------------
Jack A. Laughery


 /s/ Michael W. Pierce                             Director                                       March 31, 1998
---------------------------------------
Michael W. Pierce


 /s/ Richard F. Sherman                            Director                                       March 31, 1998
--------------------------------------
Richard F. Sherman
